Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                             Seer Technologies, Inc.
                                       at
                               $0.35 Net Per Share
                                       by
                              Level 8 Systems, Inc.

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           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
        NEW YORK CITY TIME, ON TUESDAY, MARCH 2, 1999, UNLESS EXTENDED.
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                                                                February 1, 1999

To Our Clients:

     Enclosed for your consideration are the Offer to Purchase dated February 1, 1999 (the "Offer to Purchase") and the related Letter of Transmittal (which together constitute the "Offer") relating to the offer by Level 8 Systems, Inc., a New York corporation (the "Purchaser"), to purchase all the outstanding shares of common stock, $.01 par value (the "Shares"), of Seer Technologies, Inc., a Delaware corporation (the "Company"), at a purchase price of $0.35 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer. Holders of Shares whose certificates for such Shares (the "Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to the depositary (the
"Depositary") or complete the procedures for book-entry transfer prior to the Expiration Date (as defined in the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in "The Tender Offer -- Procedures for Tendering Shares" in the Offer to Purchase.

     We are (or our nominee is) the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

     Accordingly, we request instruction as to whether you wish to have us tender on your behalf any or all Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

     Please note the following:

          1. The tender price is $0.35 per Share, net to the seller in cash.

          2. The Offer is subject to certain conditions. See "The Tender Offer -- Conditions to the Offer" in the Offer to Purchase.

          3. The Offer is being made for all the outstanding Shares.

          4. Tendering stockholders will not be obliged to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, federal income tax backup withholding may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 10 of the Letter of Transmittal.

          5. The Offer and withdrawal rights will expire at 5:00 P.M., New York City time, on Tuesday, March 2, 1999, unless the Offer is extended.

          6. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Certificates pursuant to the procedures set forth in "The Tender Offer -- Procedures for Tendering Shares" in the Offer to Purchase, or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) the Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when Certificates are actually received by the Depositary.

     If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth below. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                         Instruction with Respect to the
                           Offer to Purchase for Cash

                            All Outstanding Shares of
                                  Common Stock

                                       of

                             Seer Technologies, Inc.

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated February 1, 1999 and the related Letter of Transmittal in connection with the offer by Level 8 Systems, Inc., a New York corporation (the "Purchaser"), to purchase all the outstanding shares of common stock, par value $.01 ("Shares"), of Seer Technologies, Inc., a Delaware corporation.

     This will instruct you to tender to the Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

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 Number of Shares to be Tendered*: ____________________________________________


 Date: ________________________________________________________________________


 ______________________________________________________________________________


                                    SIGN HERE


 Signature(s): ________________________________________________________________


 (Print Name(s)): _____________________________________________________________


 (Print Address(es)): _________________________________________________________


 (Area Code and Telephone Number(s)): _________________________________________


 (Taxpayer Identification or Social Security Number(s)): ______________________



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*    Unless otherwise  indicated, it will  be assumed that all Shares held by us for your account are to be tendered.